Exhibit 5.1

STINSON MORRISON HECKER LLP
1201 Walnut Street, Suite 2800
Kansas City, MO  64106
Tel (816) 691-2600
Fax (816) 691-3495
www.stinsonmoheck.com


September 10, 2004





LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219

      Re:  LabOne, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel for LabOne, Inc., a Missouri corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company on the date hereof under the Securities Act of 1933, as amended (the "Act"), for the registration of the resale by selling security holders under the Act of $103,500,000 principal amount of 3.50% Convertible Senior Debentures due 2034 (the "Debentures") and shares of Common Stock, $0.01 par value of the Company, issuable upon conversion of the Debentures (the "Common Stock").

      In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. The opinions expressed herein are given only with respect to the present status of (i) the laws of the State of Missouri and (ii) the federal laws of the United States of America. For purposes of rendering the opinions set forth herein, to the extent that the Debentures are not governed by the laws of the State of Missouri, we assume that the governing law is in all material respects identical to the law of such State. We express no opinion as to any matter arising under the laws of any other jurisdiction, including without limitation the State of New York.

     For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company).

      Based  upon  the   foregoing,   and  subject  to  the   assumptions   and
qualifications set forth in this opinion letter, we are of the opinion that:


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LabOne, Inc.
September 10, 2004
Page 2


      1. The Debentures have been validly issued and are valid and binding obligations of the Company enforceable in accordance with their terms.

      2. The shares of Common Stock issuable upon conversion of the Debentures have been duly authorized for issuance and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

      The opinions expressed above are subject to the following additional qualifications:

      A. Our opinion regarding enforceability and related matters set forth in opinion paragraph 1 above is subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, assignment for the benefit of creditors and other similar laws affecting the rights and remedies of creditors.

      B. Our opinion regarding enforceability and related matters set forth in opinion paragraph 1 above is subject to the effect of principles of equity (including those respecting the availability of specific performance), whether considered in a proceeding at law or in equity and the limitations imposed by applicable procedural requirements of applicable state or federal law.

      C. We express no opinion whether any provision of the Debentures stating that the Debentures or the obligations, rights or remedies of the parties thereunder shall be governed by, or construed or determined in accordance with, the laws of the any state will be given legal effect under any applicable law.

      D. In addition to the other qualifications set forth in this opinion letter, certain waivers, procedures, remedies and other provisions of the Debentures covered by opinion paragraph (1) above may be rendered unenforceable or limited by laws, regulations or judicial decisions within the scope of this opinion letter, but such laws, regulations and judicial decisions will not render the Debentures invalid as a whole and will not make the remedies available under the Debentures inadequate for the practical realization of the principal rights and benefits purporting to be afforded thereby, except for the economic consequences of any judicial, administrative or other delay or procedure which may be imposed by applicable law.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, we do not consider that we are "experts", within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

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LabOne, Inc.
September 10, 2004
Page 3

      Our opinions are given as of the date hereof, and we assume no obligation to update or supplement our opinions in response to subsequent changes in the law or fact occurring after the date hereof.


                          Very truly yours,

                          STINSON MORRISON HECKER LLP

                          /s/ STINSON MORRISON HECKER LLP